UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
January 18, 2008
Date of Report (Date of earliest event reported)
ASSOCIATED MATERIALS, LLC
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-24956 (Commission File Number)	75-1872487 (IRS Employer Identification No.)
3773 State Road
Cuyahoga Falls, Ohio 44223
(Address of Principal Executive Offices)
(330) 929-1811
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities
On January 18, 2008, Associated Materials, LLC (“the Company”) committed to a plan to discontinue use of the warehouse facility adjacent to its Ennis, Texas vinyl manufacturing facility. In addition, the Company committed to relocating certain vinyl siding production from Ennis, Texas to its vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. The warehouse that is adjacent to the Ennis, Texas manufacturing facility was built during 2005 and is currently leased by the Company. In the first quarter of 2008, the Company will begin using a third party distribution center located in Ashtabula, Ohio to distribute its vinyl siding and certain other products to the majority of its United States supply centers and to certain independent distributors. The Company expects the transition of distribution operations to the third party distribution center and the relocation of certain vinyl siding production will be completed by the end of its fiscal 2008 second quarter.
The Company expects to incur cash lease costs, net of anticipated sublease income associated with the discontinued use of the warehouse adjacent to the Ennis, Texas vinyl manufacturing facility of approximately $4.0 million and cash moving costs associated with relocating certain production equipment of approximately $0.7 million. In addition, the Company anticipates incurring non-cash asset impairment costs related to inventory and fixed assets, however at this time, the Company is unable to estimate the extent of these costs. The Company expects to complete the estimate of these costs by the end its fiscal 2008 first quarter.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS, LLC
DATE: January 23, 2008	By:	/s/ Cynthia L. Sobe
Cynthia L. Sobe
Vice President — Finance, Interim Chief Financial Officer, Treasurer and Secretary

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